EXHIBIT 5.1

December 30, 2003

MSC Industrial Direct Co., Inc.
75 Maxess Road
Melville, NY 11747

Re:
MSC Industrial Direct Co., Inc.
Registration on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to MSC Industrial Direct Co., Inc., a New York corporation (the "Company"), in connection with the public offering by the selling shareholders named in the Amendment No. 1 to Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by the Company on December 30, 2003 of up to 6,900,000 shares (the "Secondary Shares") of the Company's Class A common stock, par value $0.001 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon written statements of certain officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as presently in effect; (iv) the By-Laws of the Company, as presently in effect; and (v) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Secondary Shares and related matters.

        In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, of such documents and the validity and binding effect thereof.

        Based upon and subject to the foregoing, it is our opinion that the issuance and sale of the Secondary Shares pursuant to the Registration Statement have been duly authorized, and, to the extent issued as of the date hereof, the Secondary Shares have been validly issued, fully paid and nonassessable, and, to the extent not issued as of the date hereof, when issued upon conversion of Class B Common Stock in accordance with the terms of the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the laws of the State of New York and we do not express any opinion concerning other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
KATTEN MUCHIN ZAVIS ROSENMAN
By:	/s/ ERIC LERNER Partner